UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ASA Gold and Precious Metals Limited

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ASA Gold & Precious Metals Under Attack

Saba Capital Management wants to take over ASA Gold & Precious Metals Ltd. (NYSE:ASA), the closed-end fund Merk manages. It is my belief that Saba intends to control ASA and repurpose the fund to suit their objectives. Saba has done this with other funds by nominating new directors who then put Saba in as investment adviser. Saba has no experience running a precious metals fund and if they get control of ASA, I firmly believe they are likely to change it dramatically. At Merk, we believe most ASA investors want ASA to continue to focus on precious metals mining companies.

In the coming weeks, I will be in touch to inform you and the public as to what is happening at ASA. If you are an investor in ASA, please

•	vote the WHITE voting card you received or are about to receive in the mail; or
•	vote online; and
•	do not vote Saba’s voting card.

If you are not an investor in ASA, I’ll elaborate why a thriving ASA is in your best interest if you care about the gold mining space.

For now, please read my letter to shareholders below, written in my capacity of COO of ASA, for more context.

Best wishes,

Axel

Axel Merk

Merk Investments LLC

Established in 1958, ASA Gold and Precious Metals Limited is a closed-end precious metals and mining fund (NYSE: ASA) registered with the United States Securities and Exchange Commission and domiciled in Bermuda. ASA is one of the oldest investment management firms focused on the precious metals and mining industry.

Dear Fellow Shareholder,

Your fund faces an unwarranted attack by an activist who wants to take over ASA. Your upcoming vote at the shareholder meeting is crucial. It will determine whether ASA can maintain its strategic focus on long-term capital appreciation through judicious investments in the gold mining industry, the focus of the fund since 1958.

A well-known activist, Saba Capital Management (“Saba”) has commenced a proxy contest to try to replace your well qualified and experienced Board of Directors (the “Board”) with its hand-picked nominees. Saba’s nominees are aligned with Saba. They do not have experience and/or expertise in the mining of precious metals and minerals, or with oversight of an investment vehicle such as ASA.

Help Protect ASA

We recently sent you a proxy communication via email or a proxy statement and proxy card in the mail in connection with the Annual General Meeting of Shareholders of ASA Gold and Precious Metals Limited (“ASA”) to be held on April 26, 2024. We need your support to protect your investment and prevent Saba from getting control of ASA. We ask that all ASA Shareholders send a clear message to Saba by voting for all ASA director nominees, for retention of ASA’s accounting firm and for the two additional management proposals on the meeting agenda. Please sign, date, and mail the enclosed WHITE proxy card in the postage paid envelope or follow the instructions in the box below to vote by internet or touchtone phone.

Our Mission is to Protect All Shareholders

Your Board and management’s experience are best suited to oversee and navigate ASA through volatility in the gold market and protect you from assaults by activist investors seeking short term gain. We understand and value the trust you have in us to act in your best interests.

In the coming weeks, we will send you updates about the proxy fight and additional information about Saba’s campaign. We will focus on:

•	ASA’s long-term performance;
•	Saba’s lack of experience in this unique industry, and:
•	Potentially negative outcome for your investment if Saba’s nominees are elected.

It is important that you understand Saba’s ultimate self-serving goal -- Saba takes over closed-end funds by replacing directors, firing the investment adviser, and then liquidating or otherwise changing your fund for their own benefit. If you receive a proxy statement from Saba, please do NOT vote on its GOLD proxy card. Only vote on the WHITE proxy card -- for all ASA director nominees and for each of the other proposals.

Sincerely,

Axel Merk

Chief Operating Officer

P.s.: If you have questions that our proxy solicitor, Morrow Sodali Fund Solutions (1-888-339-9243) cannot answer, I will be glad to personally speak to you if you send me a message at www.asaltd.com/contact.

Certain Tax Information: ASA is a “passive foreign investment company” for United States federal income tax purposes. As a result, United States shareholders holding shares in taxable accounts are encouraged to consult their tax advisors regarding the tax consequences of their investment in the Company’s common shares.

This report was prepared by Merk Investments LLC (“Merk Investments”), and reflects the current opinion of the authors. It is based upon sources and data believed to be accurate and reliable. Merk Investments makes no representation regarding the advisability of investing in the products herein. The information contained herein reflects Merk Investments’ current views and opinions with respect to, among other things, future events and financial performance. Charts, graphs, and tables are provided for illustrative purposes only. Any forward-looking statements contained herein are based on current estimates and expectations. Opinions and forward-looking statements expressed are subject to change without notice. This information does not constitute investment advice and is not intended as an endorsement of any specific investment. The information contained herein is general in nature and is provided solely for educational and informational purposes. The information provided does not constitute legal, financial or tax advice. You should obtain advice specific to your circumstances from your own legal, financial and tax advisors. Past performance is no guarantee of future results.